UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12

SOLIGENIX, INC.

(Name of Registrant as Specified in Its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On January 11, 2023, Soligenix, Inc. (the “Company”) released a video on YouTube and the Company’s social media sites, which shows an interview with Christopher J. Schaber, PhD, President and Chief Executive Officer of the Company. The video is available at the following website: https://www.youtube.com/watch?v=YLh2M_8DsUE.

In the interview, Dr. Schaber discusses the Special Meeting of the Company’s stockholders scheduled for February 8, 2023 at which the stockholders will be asked to approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to, at the discretion of the Board of Directors, effect a reverse stock split with respect to the issued and outstanding common stock at a ratio of 1-for-2 to 1-for-20, with the ratio to be determined at the discretion of the Board of Directors and included in a public announcement (the “Reverse Stock Split”).  Dr. Schaber also reviews the reasons for the Reverse Stock Split and the importance of obtaining stockholder approval of the Reverse Stock Split.  Finally, he summarizes the key potential 2023 milestones for the Company.